CAPITAL GROUP CENTRAL FUND SERIES II

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT, is between CAPITAL GROUP CENTRAL FUND SERIES II (the “Trust”), a Delaware statutory trust series on behalf of its initial fund, Capital Group Central Corporate Bond Fund (the “Fund”), and AMERICAN FUNDS DISTRIBUTORS, INC., a California corporation (the “Distributor”).

W I T N E S S E T H:

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company which as of the date hereof offers shares of beneficial interest of the Fund, designated as Class M shares (the “Shares”) and it is a part of the business of the Trust, and affirmatively in the interest of the Trust, to offer shares of the Fund either from time to time or continuously as determined by the Trust’s officers subject to authorization by its Board of Trustees;

WHEREAS, the Distributor is engaged in the business of promoting the offering and sale of shares of investment companies; and

WHEREAS, the Trust and the Distributor wish to enter into an agreement with each other to promote the limited offering and sale of the shares of the Fund and of any and all classes of the Fund which may be established in the future;

NOW, THEREFORE, the parties agree as follows:

1.            (a) The Distributor shall be the exclusive distributor for the limited offering and sale of the shares of the Fund and of each additional class of the Fund which may be established in the future. The terms “shares of the Fund” or “shares” as used herein shall mean shares of beneficial interest of the Fund and each additional class of the Fund which may be established in the future and become covered by this Agreement in accordance with Section 17 of this Agreement.

(b) Subject to Section 1(c) hereof, the Distributor, as agent for the Trust, agrees to offer and sell the shares of the Fund from time to time in accordance with applicable federal and state law, the organizational documents of the Trust and the registration statement with respect to the Fund filed under the 1940 Act by the Trust, as it may be supplemented from time to time (the “Registration Statement”). In acting as distributor under this Agreement, the Distributor shall not make any public offering or sale of shares of the Fund in a manner that would require the offering or sale of the shares to be registered under the Securities Act of 1933, as amended. The Distributor shall comply with all applicable federal and state laws and offer the shares of the Fund on an agency or “best efforts” basis under which the Trust shall, subject to Section 1(c) hereof, issue only such shares as are actually sold.

(c)       Nothing in this Agreement shall require the Trust to accept any offer to purchase any shares of the Fund. Shares of the Fund shall be non-transferable.

2.            The Trust shall sell shares of the Fund only through the Distributor, except that the Trust may, to the extent permitted by the 1940 Act and the rules and regulations promulgated thereunder or pursuant thereto, at any time:

(a)          issue shares of the Fund to any corporation, association, trust, partnership or other organization, or its, or their, security holders, beneficiaries or members, in connection with a merger, consolidation or reorganization to which the Trust or the Fund is a party, or in connection with the acquisition of all or substantially all the property and assets of such corporation, association, trust, partnership or other organization;

(b)         issue shares of the Fund at net asset value to the holders of shares of capital stock or beneficial interest of other investment companies served as investment adviser by any affiliated company or companies of The Capital Group Companies, Inc., to the extent of all or any portion of amounts received by such shareholders upon redemption or repurchase of their shares by the other investment companies;

(c)          issue shares of the Fund at net asset value to its shareholders in connection with the reinvestment of dividends paid and other distributions made by the Fund.

3.            The applicable offering price of the shares of the Fund shall be the price which is equal to the net asset value per share, as shall be determined by the Fund in the manner and at the time or times set forth in and subject to the provisions of the Registration Statement.

4.            The Distributor, as distributor under this Agreement for Class M Shares, shall receive no compensation.

5.            The Trust agrees at its own expense to register, qualify or determine the exemption for registration or qualification of the shares with the U.S. Securities and Exchange Commission (“SEC”), state and other regulatory bodies, and to prepare and file from time to time the Fund’s Registration Statement, amendments thereto, reports and other documents as may be necessary to maintain the Registration Statement.

6.            All orders for shares received by the Distributor shall, unless rejected by the Distributor, the Trust or the Fund, be accepted by the Distributor immediately upon receipt and confirmed at an offering price determined in accordance with the provisions of the Registration Statement and the 1940 Act, and applicable rules in effect thereunder. The Distributor shall not hold orders subject to acceptance nor otherwise delay their execution.

7.            The Trust or its transfer agent shall be promptly advised of all orders received, and shall cause shares to be issued upon payment therefor in New York or Los Angeles Clearing House Funds.

8.            The Distributor shall adopt and follow procedures as approved by the officers of the Trust with respect to the activities it performs under this Agreement that are governed by Rule 38a-1 under the 1940 Act (as may apply to a principal underwriter for a registered investment company), and the federal securities laws. The Distributor shall provide reports or other information to the Trust at the Trust’s reasonable request, including, without limitation, reports related to the operation and implementation of the Fund’s policies related to customer privacy, safeguarding of customer information, or other policies and procedures of the Trust.

9.            The Trust agrees to use its best efforts to maintain an effective Registration Statement under the 1940 Act, and warrants that such Registration Statement will contain all statements required by and will conform with the requirements of the 1940 Act and the rules and regulations thereunder, and that no part of the Registration Statement or any amendments thereto, at the time each becomes effective, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading (excluding any information provided by the Distributor in writing for inclusion in the Registration Statement). The Distributor agrees and warrants that it will not in the sale of shares use any advertising or sales literature other than the Registration Statement, nor make any untrue statement of a material fact nor omit the stating of a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Distributor agrees to indemnify and hold the Trust harmless from any and all loss, expense, damage and liability resulting from a breach of the agreements and warranties contained in this Section, or from the use of any sales literature, information, statistics or other aid or device employed in connection with the sale of shares.

10.       The expense of each printing of the Registration Statement and each revision thereof or addition thereto deemed necessary by the Trust’s officers to meet the requirements of applicable laws shall be divided between the Fund and the Distributor as follows:

(a)   the Fund shall pay the typesetting and make-ready charges;

(b)  the printing charges shall be prorated between the Fund and the Distributor in accordance with the number of copies each receives; and

(c)   expenses incurred in connection with the foregoing, other than to meet the requirements of the 1940 Act, or other applicable laws, shall be borne by the Distributor.

11.       The Trust or the Fund agrees to use its best efforts to qualify and maintain the qualification of an appropriate number of the shares of each class of the Fund it offers for sale under the securities laws of such states as the Distributor and the Trust may approve. Any such qualification for any class may be withheld, terminated or withdrawn by the Trust at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Fund, but the Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Trust or its counsel in connection with such qualifications.

12.       The Trust or the Fund may withhold shares of any class from sale to any person or persons or in any jurisdiction temporarily or permanently if, in the opinion of its counsel, such offer or sale would be contrary to law or if the Trustees or the President or any Vice President of the Trust determines that such offer or sale is not in the best interest of the Trust or the Fund. The Trust will give prompt notice to the Distributor of any withholding and will indemnify it against any loss suffered by the Distributor as a result of such withholding by reason of non-delivery of shares of any class after a good faith confirmation by the Distributor of sales thereof prior to receipt of notice of such withholding.

13.       (a) This Agreement may be terminated at any time, without payment of any penalty, as to the Trust or any series on sixty (60) days’ written notice by the Distributor to the Trust.

(b)  This Agreement may be terminated as to the Trust or any series of the Trust or class of the Fund by either party upon five (5) days’ written notice to the other party in the event that the SEC has issued an order or obtained an injunction or other court order suspending effectiveness of the Registration Statement covering the shares of the Trust or such series or class.

(c)   This Agreement may be terminated as to the Trust or any series of the Trust or class of the Fund by the Trust upon five (5) days’ written notice to the Distributor provided either of the following events has occurred:

(i)     FINRA has expelled the Distributor or suspended its membership in that organization; or

(ii)   the qualification, registration, license or right of the Distributor to sell shares of any series in a particular state has been suspended or canceled by the State of California or any other state in which sales of the shares of the Trust or such series during the most recent 12-month period exceeded 10% of all shares of such series sold by the Distributor during such period.

(d)  This Agreement may be terminated as to the Trust or any series of the Trust or class of the Trust at any time on sixty (60) days’ written notice to the Distributor without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust or such series or class.

14.       This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith. The term “assignment” shall have the meaning set forth in the 1940 Act.

15.       No provision of this Agreement shall protect or purport to protect the Distributor against any liability to the Trust, the Fund or holders of Fund shares for which the Distributor would otherwise be liable by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Distributor’s obligations under this Agreement.

16.       This Agreement shall become effective on March 10, 2021. Unless sooner terminated in accordance with the other provisions hereof, this Agreement shall continue in effect until April 30, 2021, and shall continue in effect from year to year thereafter but only so long as such continuance is specifically approved at least annually by (i) the vote of a majority of the Independent Trustees of the Trust at a meeting called for the purpose of voting on such approval, and (ii) the vote of either a majority of the entire Board of Trustees of the Trust or a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Trust.

17.       If the Trust shall at any time issue shares in more than one class of shares of the Fund, this Agreement shall take effect with respect to such class which may be established in the future at such time as it has been approved as to such class by vote of the Board of Trustees and the Independent Trustees in accordance with

Section 16. The Agreement as approved with respect to any class shall specify the compensation payable to the Distributor, as well as any provisions which may differ from those herein with respect to such series, subject to approval in writing by the Distributor.

18.       This Agreement may be approved, amended, continued or renewed with respect to a series or class as provided herein notwithstanding such approval, amendment, continuance or renewal has not been effected with respect to any one or more other series or class.

19.       This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.

20.       This Agreement shall be approved, amended, continued or renewed in accordance with requirements of the 1940 Act and rules, orders and guidance adopted or issued by the U.S. Securities and Exchange Commission.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized, as of March 10, 2021.

AMERICAN FUNDS DISTRIBUTORS, INC.	CAPITAL GROUP CENTRAL FUND SERIES II

By: /s/ Timothy W. McHale	By: /s/ Steven I. Koszalka
Timothy W. McHale	Steven I. Koszalka
Secretary	Secretary